FOR IMMEDIATE RELEASE
                                                Contact: Ross A. Benavides
                                                         Chief Financial Officer
                                                         (713) 860-2528


                    GENESIS ENERGY, L.P. REPORTS 2003 RESULTS


         February 25, 2004 - Genesis Energy, L.P. (AMEX:GEL) today announced earnings for 2003 of $13.3 million, or $1.50 per unit, and fourth quarter earnings of $11.8 million or $1.28 per unit. These earnings included a gain on the disposal of portions of its Texas pipeline system of $13.1 million in the fourth quarter.

         Mark Gorman, President and CEO said "2003 was an important year for Genesis. We accomplished our key objectives for the year:

o Entering into a new credit facility with a group of banks led by Fleet National Bank during the first quarter;

o Completing the sale of our Texas Gulf Coast operations, along with related sales and abandonment of assets, during the fourth quarter;

o Completing the fourth quarter acquisition of an interest in 167.5 Bcf of CO2 under a volumetric production payment, plus certain marketing rights, from Denbury Resources Inc. enabling Genesis to commence a wholesale CO2 marketing operation;

o Generating Available Cash of $3.7 million before reserves compared to distributions of $2.7 million for the year; and

o Increasing our regular quarterly distribution from $0.05 to $0.15 per unit, starting with the fourth quarter of 2003."

         2003 Financial Results

         Genesis generated earnings for 2003 of $13.3 million, or $1.50 per unit, compared to 2002 earnings of $5.1 million, or $0.58 per unit. Genesis generated a loss from continuing operations of $419,000, or $0.05 per unit, for 2003 and income from continuing operations of $1.0 million, or $0.12, per unit for 2002. Income from discontinued operations for 2003 was $13.7 million, or $1.55 per unit, and included $13.0 million of gain from disposal of assets. Income from discontinued operations for the comparable period of 2002 was $4.1 million, or $0.46 per unit.

        Gross margin (excluding depreciation) from continuing crude oil gathering and marketing activities was $7.9 million for 2003, a decrease of $3.3 million from 2002 levels. The primary factor decreasing gross margin (excluding depreciation) between the two periods was a 23% decrease in purchased volumes, reducing gross margin (excluding depreciation) by $5.3 million. Partially offsetting this decrease in volumes was a $1.7 million positive price variance. Field costs were slightly lower in the 2003 period.

        Crude oil pipeline gross margin (excluding depreciation) from continuing operations was $5.1 million for 2003 as compared to $5.4 million for the 2002 period. Pipeline operating costs were $2.0 million greater in 2003, principally due to regulatory and spill prevention requirements and right of way maintenance. Partially offsetting these higher costs was a $2.4 million benefit from increases in tariff rates. Additionally, in the 2002 period, the accrual for fines and penalties related to the 1999 Mississippi spill increased by $1.5 million.

        Gross margin (excluding amortization) from CO2 wholesale distribution activities was $724,000. This amount represents gross margin for the last two months of 2003 after Genesis acquired the CO2 assets.

        General and administrative expenses increased by $904,000 during 2003 as compared to 2002, principally due to small increases in audit and consultant fees, directors' fees and premiums for officers and directors liability insurance. An accrual in 2003 for incentive compensation under the Partnership's plans was offset by reductions in personnel and benefits costs.

         Interest costs were $49,000 lower in 2003 than the 2002 period, primarily due to lower commitment fees from a reduction in the size of the Partnership's credit facility between the two periods. Two other items that occurred in 2002, but not in 2003, were a loss from the change in the fair value of derivatives of $1.3 million and a gain from the disposal of surplus assets of $705,000.

        Income from discontinued operations in 2003 included a gain of $13.1 million from the disposition of assets, plus income from the discontinued operations during the year of $714,000. The reduction from the comparable income from these assets in 2002 was due primarily to costs incurred in 2003 to dismantle and dispose of assets.

         Genesis incurred maintenance capital expenditures of $4.2 million for both 2003 and 2002.

         During the fourth quarter, Genesis issued 688,811 additional Common Units to Denbury Resources Inc. for $4.9 million.

         Genesis paid distributions of $0.05 per unit for the first three quarters of 2003 and paid a distribution of $0.15 per unit for the fourth quarter of 2003 in February 2004. Genesis generated Available Cash before reserves (a non-GAAP measure) during 2003 of $3.7 million and made distributions with respect to 2003 of $2.7 million. (Please see the accompanying schedules for a reconciliation of Available Cash, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)

         Outlook

         The Partnership's continuing gathering and marketing business is expected to perform better during 2004 than it did during 2003, principally due to the expectation of less volatility in P-Plus market prices. Genesis expects pipeline gross margin (excluding depreciation) from continuing operations for 2004 to be generally consistent with 2003 levels. Genesis owned its newly purchased wholesale CO2 marketing operations for two months in 2003. Gross margin before amortization from these activities in 2004 is expected to be more than the annualized 2003 amount. Genesis expects general and administrative expenses to be higher in 2004 than in 2003, and expects 2004 projected maintenance capital expenditures to be less than half of the amounts expended during 2003.

         Based on the foregoing, Genesis continues to expect to be able to sustain its regular quarterly distribution of $0.15 per unit for 2004 and to be able to restore its regular distributions to the targeted minimum distribution amount of $0.20 per unit per quarter in 2005. However, Genesis could increase its regular quarterly distribution sooner or decrease its distribution depending on actual results.

         Available Cash

         Several adjustments to net income are required to calculate Available Cash. The calculation of Available Cash before reserves for the quarter ended December 31, 2003 is as follows:

           Net income                                         $      11,766,000
           Depreciation and amortization expense                      2,260,000
           Excluded gains from asset sales                          (13,088,000)
           Cash proceeds in excess of gains on certain
              asset sales                                               833,000
           Non-cash charges                                             229,000
           Maintenance capital expenditures                            (697,000)
                                                              -----------------
           Available Cash before reserves                     $       1,303,000
                                                              =================

The calculation of Available Cash before reserves for the year ended December 31, 2003 is as follows:

           Net income                                         $      13,322,000
           Depreciation and amortization expense                      6,504,000
           Excluded gains from asset sales                          (13,088,000)
           Cash proceeds in excess of gains on certain
              asset sales                                               879,000
           Non-cash charges                                             229,000
           Maintenance capital expenditures                          (4,176,000)
                                                              -----------------
           Available Cash before reserves                     $       3,670,000
                                                              =================

         Available Cash (a non-GAAP liquidity measure) has been reconciled to cash flow from operating activities (the GAAP measure) for the three months and year ended December 31, 2003 in the financial tables below.

         Earnings Conference Call

         Genesis Energy, L.P. will broadcast its Earnings Conference Call on Tuesday, February 25, 2004, at 10:00 a.m. Central time. This call can be accessed at www.genesiscrudeoil.com. Choose the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 60 days. There is no charge to access the event.

         Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas,

Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates a wholesale CO2 marketing business.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Partnership to meet its stated business goals and other risks noted from time to time in the Partnership's Securities and Exchange Commission filings.

                               (tables to follow)


                              Genesis Energy, L.P.
            Summary Consolidated Statements of Operations - Unaudited
               (in thousands except per unit amounts and volumes)


                                                                  Year Ended                   Year Ended
                                                               December 31, 2003            December 31, 2002
                                                               -----------------            -----------------
Revenues                                                        $      657,897                $     652,628
Cost of Sales                                                          644,157                      636,042
                                                                --------------                -------------
    GROSS MARGIN                                                        13,740                       16,586
General & Administrative Expenses                                        8,768                        7,864
Depreciation and Amortization Expense                                    4,641                        4,603
Unrealized Loss on Change in Fair Value of Derivatives                       -                        1,279
Gains from Disposals of Surplus Assets                                    (236)                        (705)
Other operating charges                                                      -                        1,500
                                                                --------------                -------------
    OPERATING INCOME                                                       567                        2,045
Interest Expense, Net                                                     (986)                      (1,035)
                                                                --------------                -------------
   Income (Loss) from Continuing Operations                               (419)                       1,010
    Discontinued Operations                                             13,741                        4,082
                                                                --------------                -------------
    NET INCOME                                                  $       13,322                $       5,092
                                                                ==============                =============
    NET INCOME PER COMMON UNIT - BASIC AND DILUTED              $         1.50                $        0.58
                                                                ==============                =============
Continuing operations volumes:
Wellhead barrels per day                                                45,015                       47,819
Total gathering and marketing barrels per day                           56,805                       73,429
Pipeline barrels per day                                                66,959                       71,870

                                                              Three Months Ended           Three Months Ended
                                                               December 31, 2003            December 31, 2002
                                                               -----------------            -----------------
Revenues                                                        $      178,451                $     151,833
Cost of Sales                                                          174,676                      146,048
                                                                --------------                -------------
    GROSS MARGIN                                                         3,775                        5,785
General & Administrative Expenses                                        2,194                        1,833
Depreciation and Amortization Expense                                    1,556                        1,183
Gains from Disposals of Surplus Assets                                    (120)                          (7)
Other operating charges                                                      -                        1,500
                                                                --------------                -------------
    OPERATING INCOME                                                       145                        1,276
Interest and Other, Net                                                   (130)                        (188)
                                                                --------------                -------------
    Income from Continuing Operations                                       15                        1,088
    Discontinued Operations                                             11,751                          481
                                                                --------------                -------------
    NET INCOME                                                  $       11,766                $       1,569
                                                                ==============                =============
    NET INCOME PER COMMON UNIT - BASIC AND DILUTED              $         1.28                $        0.18
                                                                ==============                =============
Continuing operations volumes:
Wellhead barrels per day                                                48,409                       46,889
Total gathering and marketing barrels per day                           61,350                       58,181
Pipeline barrels per day                                                67,855                       72,014

                              Genesis Energy, L.P.
                 Summary Consolidated Balance Sheets - Unaudited
                                 (in thousands)


                                                               December 31, 2003            December 31, 2002
                                                               -----------------            -----------------

ASSETS
Cash                                                            $        2,869                $       1,071
Accounts Receivable                                                     66,732                       80,664
Inventories                                                              1,546                        4,952
Other Current Assets                                                    17,064(1)                     5,410
                                                                --------------                -------------
     Total Current Assets                                               88,211                       92,097
Net Property                                                            33,971                       44,460
CO2 Contracts                                                           24,073                            -
Other Assets                                                               860                          980
                                                                --------------                -------------
     Total Assets                                               $      147,115                $     137,537
                                                                ==============                =============


LIABILITIES AND PARTNERS' CAPITAL
Accounts Payable                                                $       67,175                $      87,386
Accrued Liabilities                                                     20,069(1)                     8,834
                                                                --------------                -------------
     Total Current Liabilities                                          87,244                       96,220
Long-Term Debt                                                           7,000                        5,500
Minority Interest                                                          517                          515
Partners' Capital                                                       52,354                       35,302
                                                                --------------                -------------
   Total Liabilities and Partners' Capital                      $      147,115                $     137,537
                                                                ==============                =============

(1) Includes $12.8 million accrual for settlement of litigation and the related receivable for reimbursement from insurers.

                              Genesis Energy, L.P.
            Summary Consolidated Statements of Cash Flows - Unaudited
                                 (in thousands)


                                                                  Year Ended                   Year Ended
                                                               December 31, 2003            December 31, 2002
                                                               -----------------            -----------------
Net income                                                      $       13,322                $       5,092
Adjustments to reconcile net income to cash provided by
   operating activities:
   Depreciation, amortization and impairment                             6,504                        5,813
   Amortization/write-off of credit facility issuance
   costs                                                                 1,031                          736
   Gains on asset disposals                                            (13,264)                        (708)
   Other non-cash charges                                                  268                        3,555
   Changes to components of working capital                             (3,168)                      (7,071)
                                                                --------------                -------------
Net cash provided by operating activities                                4,693                        7,417
                                                                --------------                -------------

Additions to property and equipment                                     (4,910)                      (4,211)
Purchase of CO2 contracts and other                                    (24,425)                           -
Proceeds from sales of assets and other                                 22,341                        2,248
                                                                --------------                -------------
Net cash (used in) provided by investing activities                     (6,994)                      (1,963)
                                                                --------------                -------------

Net borrowings (repayments) of debt                                      1,500                       (8,400)
Issuance of units and minority interest contributions                    5,013                            -
Distributions to partners                                               (1,321)                      (1,760)
Credit facility issuance fees                                           (1,093)                           -
                                                                --------------                -------------
Net cash used in financing activities                                    4,099                      (10,160)
                                                                --------------                -------------

Net increase (decrease) in cash and cash equivalents                     1,798                       (4,706)
Cash and cash equivalents at beginning of period                         1,071                        5,777
                                                                --------------                -------------
Cash and cash equivalents at end of period                      $        2,869                $       1,071
                                                                ==============                =============

                              Genesis Energy, L.P.
                        Reconciliation of Unaudited GAAP
                "Net Cash Flow Provided by Operating Activities"
                  to Non-GAAP "Available Cash before Reserves"
              for the Three Months and Year Ended December 31, 2003
                                 (in thousands)


                                                              Three Months Ended               Year Ended
                                                               December 31, 2003            December 31, 2003
                                                               -----------------            -----------------
Net Cash Flow Provided by Operating Activities                  $       (3,642)               $       4,693
Adjustments to reconcile Net Cash Flow Provided
      by Operating Activities to Available Cash
      before reserves:
   Maintenance capital expenditures                                       (697)                      (4,176)
   Proceeds from sales of certain assets                                   819                        1,055
   Change in fair value of derivatives                                       -                          (39)
   Amortization of credit facility issuance costs                         (128)                      (1,031)
   Net effect of changes in operating accounts not
   included in calculation of Available Cash before
   reserves                                                              4,951                        3,168
                                                                --------------                -------------
Available Cash before reserves                                  $        1,303                $       3,670
                                                                ==============                =============


         Genesis believes that investors benefit from having access to the same financial measures being utilized by management. Available Cash is a liquidity measure used by management to compare cash flows generated by the Partnership to the cash distribution paid to the limited partners and the general partner. This is an important financial measure to the public unitholders since it is an indicator of the Partnership's ability to provide a cash return on their investment. Specifically, this financial measure tells investors whether or not the Partnership is generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.


                                      # # #